Exhibit 10.1

EXECUTION VERSION

$1,000,000,000

CREDIT AGREEMENT

dated as of June 14, 2017

among

Duke Energy Corporation,

as Borrower,

The Lenders Listed Herein,

The Bank of Nova Scotia,

as Administrative Agent,

and

PNC Bank, National Association,

Sumitomo Mitsui Banking Corporation and

TD Bank, N.A.,

as Co-Syndication Agents

and

Bank of China, New York Branch

BNP Paribas

Santander Bank, N.A. and

U.S. Bank National Association,

as Co-Documentation Agents

The Bank of Nova Scotia

PNC Capital Markets LLC

Sumitomo Mitsui Banking Corporation and

TD Bank, N.A.,

as Joint Lead Arrangers and Joint Bookrunners

i

ii

COMMITMENT SCHEDULE

PRICING SCHEDULE

EXHIBIT A -	Note
EXHIBIT B -	[Reserved]
EXHIBIT C -	[Reserved]
EXHIBIT D -	Assignment and Assumption Agreement

iii

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of June 14, 2017 among DUKE ENERGY CORPORATION, as Borrower, the Lenders from time to time party hereto, THE BANK OF NOVA SCOTIA, as Administrative Agent, PNC BANK, NATIONAL ASSOCIATION, SUMITOMO MITSUI BANKING CORPORATION and TD BANK, N.A., as Co-Syndication Agents, and Bank of China, New York Branch, BNP Paribas, Santander Bank, N.A. and U.S. Bank National Association, as Co-Documentation Agents.

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. The following terms, as used herein, have the following meanings:

“Administrative Agent” means Scotiabank in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.

“Administrative Questionnaire” means, with respect to each Lender, the administrative questionnaire in the form submitted to such Lender by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Lender.

“Affiliate” means, as to any Person (the “specified Person”) (i) any Person that directly, or indirectly through one or more intermediaries, controls the specified Person (a “Controlling Person”) or (ii) any Person (other than the specified Person or a Subsidiary of the specified Person) which is controlled by or is under common control with a Controlling Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means any of the Administrative Agent, the Co-Syndication Agents or the Co-Documentation Agents.

“Aggregate Exposure” means, with respect to any Lender at any time, (i) an amount equal to such Lender’s Commitment (whether used or unused) at such time or (ii) if such Lender’s Commitment shall have terminated, the sum of the aggregate outstanding principal amount of its Loans at such time.

“Agreement” means this Credit Agreement as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and all other laws, rules, and regulations of any jurisdiction concerning or relating to bribery, corruption or money laundering.

“Applicable Lending Office” means, with respect to any Lender, (i) in the case of its Base Rate Loans, its Domestic Lending Office and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.

“Applicable Margin” means, with respect to Euro-Dollar Loans or Base Rate Loans to the Borrower, the applicable rate per annum for the Borrower determined in accordance with the Pricing Schedule.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Officer” means the president, the chief financial officer, a vice president, the treasurer, an assistant treasurer or the controller of the Borrower or such other representative of the Borrower as may be designated by any one of the foregoing with the consent of the Administrative Agent.

“Assignee” has the meaning set forth in Section 9.06(c).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding (or any similar proceeding), or generally fails to pay its debts as such debts become due, or admits in writing its inability to pay its debts generally, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business or assets appointed for it, or, in the good faith determination of the Administrative Agent (or, if the Administrative Agent is the subject of the Bankruptcy Event, the Required Lenders), has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that (except with respect to a Lender that is subject to a Bail-In Action) a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day for which the same is to be calculated, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 1/2 of 1% and (c) the LIBOR Market Index Rate plus 1%; provided, that, if the Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Each change in the Base Rate shall take effect simultaneously with the corresponding change in the rates described in clauses (a), (b) or (c) above, as the case may be.

“Base Rate Loan” means (i) a Loan which bears interest at the Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or the provisions of Article 8 or (ii) an overdue amount which was a Base Rate Loan immediately before it became overdue.

“Borrower” means Duke Energy Corporation, a Delaware corporation.

“Borrowing” has the meaning set forth in Section 1.03.

“Change” has the meaning set forth in Section 9.05(b).

“Change in Law” means the occurrence of any of the following after the date of this Agreement: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” after the date hereof regardless of the date enacted, adopted, issued or implemented.

“Co-Documentation Agents” means each of Bank of China, New York Branch, BNP Paribas, Santander Bank, N.A. and U.S. Bank National Association, in its capacity as documentation agent in respect of this Agreement.

“Commitment” means (i) with respect to any Lender listed on the signature pages hereof, the amount set forth opposite its name on the Commitment Schedule, and (ii) with respect to each Assignee which becomes a Lender pursuant to Sections 8.06 and 9.06(c), the amount of the Commitment thereby assumed by it, in each case as such amount may from time to time be reduced pursuant to Sections 2.10, 8.06 or 9.06(c) or increased pursuant to Sections 8.06 or 9.06(c).

“Commitment Schedule” means the Commitment Schedule attached hereto.

“Commitment Termination Date” means, for each Lender, June 14, 2020, or, if such day is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day.

“Connection Income Taxes” means, with respect to any Lender or Agent, taxes that are imposed on or measured by net income (however denominated), franchise taxes or branch profits taxes, in each case, imposed as a result of a connection (including any former connection) between such Lender or Agent and the jurisdiction imposing such tax (other than connections arising from such Lender or Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any Note, or sold or assigned an interest in any Loan, this Agreement or any Note).

“Consolidated Capitalization” means, with respect to the Borrower, the sum, without duplication, of (i) Consolidated Indebtedness of the Borrower, (ii) consolidated common equityholders’ equity as would appear on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared in accordance with generally accepted accounting principles, (iii) the aggregate liquidation preference of preferred or priority equity interests (other than preferred or priority equity interests subject to mandatory redemption or repurchase) of the Borrower and its Consolidated Subsidiaries upon involuntary liquidation, (iv) the aggregate outstanding amount of all Equity Preferred Securities of the Borrower and (v) minority interests as would appear on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared in accordance with generally accepted accounting principles.

“Consolidated Indebtedness” means, at any date, with respect to the Borrower, all Indebtedness of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles; provided that Consolidated Indebtedness shall exclude, to the extent otherwise reflected therein, Equity Preferred Securities of the Borrower and its Consolidated Subsidiaries up to a maximum excluded amount equal to 15% of Consolidated Capitalization of the Borrower.

“Consolidated Net Assets” means, at any date with respect to the Borrower, (a) total assets of the Borrower and its Subsidiaries (minus applicable reserves) determined on a consolidated basis in accordance with GAAP minus (b) total liabilities of the Borrower and its Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP, all as reflected in the consolidated financial statements of the Borrower most recently delivered to the Administrative Agent and the Lenders pursuant to Section 5.01(a) or 5.01(b).

“Consolidated Subsidiary” means, for any Person, at any date any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date.

“Co-Syndication Agents” means each of PNC Bank, National Association, Sumitomo Mitsui Banking Corporation and TD Bank, N.A., each in its capacity as syndication agent in respect of this Agreement.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund any portion of its Loans within two Domestic Business Days of the date required to be funded, (ii) pay over to any Lender Party any other amount required to be paid by it hereunder within two Domestic Business Days of the date required to be paid, unless, in the case of clause (i) or (ii) above, such Lender notifies the Administrative Agent (or, if the Administrative Agent is the Defaulting Lender, the Required Lenders) in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Domestic Business Days after written request by the Administrative Agent (or, if the Administrative Agent is the Defaulting Lender, the Required Lenders) or the Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans under this Agreement unless such Lender notifies the Administrative Agent (or, if the Administrative Agent is the Defaulting Lender, the Required Lenders) in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt by the Administrative Agent (or, if the Administrative Agent is the Defaulting Lender, the Required Lenders) and the Borrower of such certification in form and substance satisfactory to the Administrative Agent (or, if the Administrative Agent is the Defaulting Lender, the Required Lenders) and the Borrower, or (d) has become (or has a direct or indirect Parent that has become) the subject of a Bankruptcy Event or a Bail-In Action. Any determination by the Administrative Agent (or, if the Administrative Agent is the Defaulting Lender, the Required Lenders) that a Lender is a Defaulting Lender shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City or in the State of North Carolina are authorized by law to close.

“Domestic Lending Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which this Agreement becomes effective pursuant to Section 3.01.

“Endowment” means the Duke Endowment, a charitable common law trust established by James B. Duke by Indenture dated December 11, 1924.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“Equity Preferred Securities” means, with respect to the Borrower, any trust preferred securities or deferrable interest subordinated debt securities issued by the Borrower or any Subsidiary or other financing vehicle of the Borrower that (i) have an original maturity of at least twenty years and (ii) require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to the first anniversary of the Commitment Termination Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Group” means, with respect to the Borrower, the Borrower and all other members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro-Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

“Euro-Dollar Lending Office” means, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Lender as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Administrative Agent.

“Euro-Dollar Loan” means (i) a Loan which bears interest at a Euro-Dollar Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or (ii) an overdue amount which was a Euro-Dollar Loan immediately before it became overdue.

“Euro-Dollar Rate” means a rate of interest determined pursuant to Section 2.06(b) on the basis of a London Interbank Offered Rate.

“Euro-Dollar Reserve Percentage” has the meaning set forth in Section 2.16.

“Event of Default” has the meaning set forth in Section 6.01.

“Facility Fee Rate” means, with respect to the Borrower, the applicable rate per annum for the Borrower determined in accordance with the Pricing Schedule.

“FATCA” has the meaning set forth in Section 8.04(a).

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day; provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Scotiabank on such day on such transactions as determined by the Administrative Agent; provided further, that, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Governmental Authority” means any international, foreign, federal, state, regional, county, local or other governmental or quasi-governmental authority.

“Group of Loans” means at any time a group of Loans consisting of (i) all Loans to the Borrower which are Base Rate Loans at such time or (ii) all Euro-Dollar Loans to the Borrower having the same Interest Period at such time; provided that, if a Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been if it had not been so converted or made.

“Hedging Agreement” means for any Person, any and all agreements, devices or arrangements designed to protect such Person or any of its Subsidiaries from the fluctuations of interest rates, exchange rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, commodity swap agreements, forward rate currency or interest rate options, puts and warrants. Notwithstanding anything herein to the contrary, “Hedging Agreements” shall also include fixed-for-floating interest rate swap agreements and similar instruments.

“Indebtedness” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all indebtedness of such Person for the deferred purchase price of property or services purchased (excluding current accounts payable incurred in the ordinary course of business), (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired, (iv) all indebtedness under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases in respect of which such Person is liable as lessee, (v) the face amount of all outstanding letters of credit issued for the account of such Person (other than letters of credit relating to indebtedness included in Indebtedness of such Person pursuant to another clause of this definition) and, without duplication, the unreimbursed amount of all drafts drawn thereunder, (vi) indebtedness secured by any Lien on property or assets of such Person, whether or not assumed (but in any event not exceeding the fair market value of the property or asset), (vii) all direct guarantees of Indebtedness referred to above of another Person, (viii) all amounts payable in connection with mandatory redemptions or repurchases of preferred stock or member interests or other preferred or priority equity interests and (ix) any obligations of such Person (in the nature of principal or interest) in respect of acceptances or similar obligations issued or created for the account of such Person.

“Indemnitee” has the meaning set forth in Section 9.03.

“Interest Period” means, with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in an applicable Notice of Interest Rate Election and ending one, two, three or six, or, if deposits of a corresponding maturity are generally available in the London interbank market, twelve, months thereafter, as the Borrower may elect in such notice; provided that:

(a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day; and

(b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Euro-Dollar Business Day of a calendar month;

provided further that no Interest Period applicable to any Loan of any Lender may end after the Commitment Termination Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Investment Grade Status” exists as to any Person at any date if all senior long-term unsecured debt securities of such Person outstanding at such date which had been rated by S&P or Moody’s are rated BBB- or higher by S&P or Baa3 or higher by Moody’s, as the case may be, or if such Person does not have a rating of its long-term unsecured debt securities, then if the corporate credit rating of such Person, if any exists, from S&P is BBB- or higher or the issuer rating of such Person, if any exists, from Moody’s is Baa3 or higher.

“Lender” means each bank or other financial institution listed on the signature pages hereof, each Assignee which becomes a Lender pursuant to Section 9.06(c), and their respective successors.

“Lender Party” means any of the Lenders and the Agents.

“LIBOR Market Index Rate” means, for any day, the rate for one month U.S. dollar deposits as appears on the display designated as Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service or any successor to or, if such service is not available, substitute for such service providing rate quotations comparable to those currently provided on such page of such service, as reasonably determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to U.S. dollar deposits are offered to leading banks in the London interbank deposit market), approximately 11:00 a.m. London time, for such day; or if such day is not a Euro-Dollar Business Day, for the immediately preceding Euro-Dollar Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source or interbank quotation); provided, that, if the LIBOR Market Index Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Borrower or any of its Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means a loan made or to be made by a Lender pursuant to Section 2.01; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“London Interbank Offered Rate” has the meaning set forth in Section 2.06(b).

“Master Credit Facility” means the Credit Agreement dated as of November 18, 2011, as amended by Amendment No. 1 and Consent dated as of December 18, 2013, Amendment No. 2 and Consent, dated as of January 30, 2015 and Amendment No. 3 and Consent dated as of March 16, 2017, among the Borrower, the other borrowers thereto, the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent, and the other agents party thereto, as the same may be amended, amended and restated, modified, supplemented, refinanced or replaced from time to time after the date hereof.

“Material Debt” means, with respect to the Borrower, Indebtedness of the Borrower or any of its Material Subsidiaries (other than any Non-Recourse Indebtedness) in an aggregate principal amount exceeding $150,000,000.

“Material Plan” has the meaning set forth in Section 6.01(i).

“Material Subsidiary” means at any time, with respect to the Borrower, any Subsidiary of the Borrower whose total assets exceeds 15% of the total assets (after intercompany eliminations) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, all as reflected in the consolidated financial statements of the Borrower most recently delivered to the Administrative Agent and the Lenders pursuant to Section 5.01(a) or 5.01(b).

“Moody’s” means Moody’s Investors Service, Inc. (or any successor thereto).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 9.05(a) and (ii) has been approved by the Required Lenders.

“Non-Recourse Indebtedness” means any Indebtedness incurred by a Subsidiary of the Borrower to develop, construct, own, improve or operate a defined facility or project (a) as to which no Borrower (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness but excluding tax sharing arrangements and similar arrangements to make contributions to such Subsidiary to account for tax benefits generated by such Subsidiary), (ii) is directly or indirectly liable as a guarantor or otherwise, or (iii) constitutes the lender; (b) no default with respect to which would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Loans or the Notes) of the Borrower to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (c) as to which the lenders will not have any recourse to the stock or assets of the Borrower or other Subsidiary (other than the stock of or intercompany loans to such Subsidiary); provided that in each case in clauses (a) and (c) above, the Borrower or other Subsidiary may provide credit support and recourse in an amount not exceeding 15% in the aggregate of any such Indebtedness and such Indebtedness shall still be deemed to be Non-Recourse Indebtedness.

“Notes” means promissory notes of the Borrower, in the form required by Section 2.04, evidencing the obligation of the Borrower to repay the Loans made to it, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” has the meaning set forth in Section 2.02.

“Notice of Interest Rate Election” has the meaning set forth in Section 2.09(a).

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Taxes” has the meaning set forth in Section 8.04(a).

“Parent” means, with respect to any Lender, any Person controlling such Lender.

“Participant” has the meaning set forth in Section 9.06(b).

“Participant Register” has the meaning set forth in Section 9.06(b).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Percentage” means, with respect to any Lender at any time, the percentage which the amount of its Commitment at such time represents of the aggregate amount of all the Commitments at such time; provided that in the case of Section 2.19 when a Defaulting Lender shall exist, “Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or Sections 412 or 430 of the Internal Revenue Code or Sections 302 and 303 of ERISA and is either (i) maintained by a member of the ERISA Group for employees of a member of the ERISA Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Pricing Schedule” means the Pricing Schedule attached hereto.

“Prime Rate” means the per annum rate of interest established from time to time by the Administrative Agent at its principal office in New York, New York as its Prime Rate. Any change in the interest rate resulting from a change in the Prime Rate shall become effective as of 12:01 a.m. of the Domestic Business Day on which each change in the Prime Rate is announced by the Administrative Agent. The Prime Rate is a reference rate used by the Administrative Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit to any debtor.

“Quarterly Payment Date” means the first Domestic Business Day of each January, April, July and October.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Parties” means, with respect to any Person, such Person’s Subsidiaries and Affiliates and the partners, directors, officers, employees, agents, trustees, advisors, administrators and managers of such Person and of such Person’s Subsidiaries and Affiliates.

“Required Lenders” means, at any time, Lenders having at least 51% in aggregate amount of the Aggregate Exposures at such time (exclusive in each case of the Aggregate Exposure(s) of any Defaulting Lender(s)).

“Revolving Credit Period” means, with respect to any Lender, the period from and including the Effective Date to but not including the Commitment Termination Date.

“Sanctioned Person” means, at any time (a) any Person listed in any Sanctions-related list of specially designated Persons maintained by OFAC, the U.S. Department of State, United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person that has a place of business, or is organized or resident, in a jurisdiction that is the subject of any comprehensive territorial Sanctions or (c) any Person owned or controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Scotiabank” means The Bank of Nova Scotia.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc. (or any successor thereto).

“Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Substantial Assets” means, with respect to the Borrower, assets sold or otherwise disposed of in a single transaction or a series of related transactions representing 25% or more of the consolidated assets of the Borrower and its Consolidated Subsidiaries, taken as a whole.

“Taxes” has the meaning set forth in Section 8.04(a).

“Trust” means The Doris Duke Trust, a trust established by James B. Duke by Indenture dated December 11, 1924 for the benefit of certain relatives.

“Unfunded Vested Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan, determined on a plan termination basis using the assumptions under 4001(a)(18) of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or the Plan under Title IV of ERISA.

“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 8.04(a).

“U.S. Tax Law Change” has the meaning set forth in Section 8.04(a).

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lenders; provided, that if the Borrower notifies the Administrative Agent that it wishes to amend the financial covenant in Section 5.10 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Section 5.10 for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles as in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

Section 1.03. Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Lenders to be made to the Borrower pursuant to Article 2 on a single date and for a single Interest Period. Borrowings are classified for purposes of this Agreement by reference to the pricing of Loans comprising such Borrowing (e.g., a “Euro-Dollar Borrowing” is a Borrowing comprised of Euro Dollar Loans).

ARTICLE 2

THE CREDITS

Section 2.01. Commitments to Lend. During the Revolving Credit Period, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower pursuant to this subsection from time to time in an aggregate amount not to exceed such Lender’s Commitment. Each Borrowing under this subsection shall be in an aggregate principal amount of $10,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.03(b)) and shall be made from the several Lenders ratably in proportion to their respective Commitments in effect on the date of Borrowing. Within the foregoing limits, the Borrower may borrow under this Section 2.01, or to the extent permitted by Section 2.11, prepay Loans and reborrow at any time during the Revolving Credit Period under this Section 2.01.

Section 2.02. Notice of Borrowings. The Borrower shall give the Administrative Agent notice (a “Notice of Borrowing”) not later than 11:00 A.M. (Eastern time) on (x) the date of each Base Rate Borrowing and (y) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

(a) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing;

(b) the aggregate amount of such Borrowing;

(c) whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate or a Euro-Dollar Rate; and

(d) in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

Section 2.03. Notice to Lenders; Funding of Loans. (a)Upon receipt (or deemed receipt) of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(b) Not later than 1:00 P.M. (Eastern time) on the date of each Borrowing, each Lender participating therein shall (except as provided in subsection (c) of this Section) make available its share of such Borrowing, in Federal or other immediately available funds, to the Administrative Agent at its address specified in or pursuant to Section 9.01. Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent will disburse the funds so received from the Lenders to an account designated by an Approved Officer of the Borrower.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to 1:00 P.M. (Eastern time) on the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.03 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and, if such Lender shall not have made such payment within two Domestic Business Days of demand therefor, the Borrower agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.06 and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.

(d) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make a Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender.

Section 2.04. Registry; Notes. (a) The Administrative Agent shall maintain a register (the “Register”) on which it will record the Commitment of each Lender, each Loan made by such Lender and each repayment of any Loan made by such Lender. Any such recordation by the Administrative Agent on the Register shall be conclusive, absent manifest error. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’ obligations hereunder.

(b) The Borrower hereby agrees that, promptly upon the request of any Lender at any time, the Borrower shall deliver to such Lender a duly executed Note, in substantially the form of Exhibit A hereto, payable to such Lender or its registered assigns as permitted pursuant to Section 9.06 and representing the obligation of the Borrower to pay the unpaid principal amount of the Loans made to the Borrower by such Lender, with interest as provided herein on the unpaid principal amount from time to time outstanding.

(c) Each Lender shall record the date, amount and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and each Lender receiving a Note pursuant to this Section, if such Lender so elects in connection with any transfer or enforcement of its Note, may endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of such Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Such Lender is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

Section 2.05. Maturity of Loans. Each Loan made by any Lender shall mature, and the principal amount thereof shall be due and payable together with accrued interest thereon, on the Commitment Termination Date.

Section 2.06. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Applicable Margin for such day plus the Base Rate for such day. Such interest shall be payable quarterly in arrears on each Quarterly Payment Date, at maturity and on the date of termination of the Commitments in their entirety. Any overdue principal of or overdue interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 1% plus the Applicable Margin for such day plus the Base Rate for such day.

(b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for such day plus the London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

The “London Interbank Offered Rate” applicable to any Interest Period means the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or, if such service is not available, substitute for such service providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to U.S. dollar deposits that are offered to leading banks in the London interbank deposit market) at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days prior to the commencement of such Interest Period, as the rate for U.S. dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not so available at such time for any reason, then the “London Interbank Offered Rate” for such Interest Period shall be the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which deposits in U.S. dollars are offered to leading banks in the London interbank market at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Loan of such leading banks to which such Interest Period is to apply and for a period of time comparable to such Interest Period. If the London-Interbank Offered Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

(c) Any overdue principal of or overdue interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 1% plus the higher of (i) the sum of the Applicable Margin for such day plus the London Interbank Offered Rate applicable to such Loan at the date such payment was due and (ii) the rate applicable to Base Rate Loans for such day.

(d) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the participating Lenders by facsimile of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error unless the Borrower raises an objection thereto within five Domestic Business Days after receipt of such notice.

Section 2.07. Fees. (a) Facility Fees. The Borrower shall pay to the Administrative Agent, for the account of the Lenders ratably in proportion to their Aggregate Exposures, a facility fee calculated for each day at the Facility Fee Rate for such day (determined in accordance with the Pricing Schedule) on the aggregate amount of the Aggregate Exposure on such day. Such facility fee shall accrue for each day from and including the Effective Date but excluding the day on which the Aggregate Exposure is reduced to zero.

(b) Payments. Accrued fees under this Section for the account of any Lender shall be payable quarterly in arrears on each Quarterly Payment Date and upon the Commitment Termination Date (and, if earlier, the date the Aggregate Exposure is reduced to zero).

Section 2.08. Optional Termination of Commitments. The Borrower may, upon not less than three Domestic Business Days’ notice to the Administrative Agent, reduce the Commitments (i) to zero, if no Loans are outstanding or (ii) by an amount of $10,000,000 or any larger multiple of $5,000,000 so long as, after giving effect to such reduction, the aggregate Commitments are not less than the sum of the aggregate principal amount of Loans outstanding.

Section 2.09. Method of Electing Interest Rates. (a) The Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article 8 and the last sentence of this subsection (a)), as follows:

(i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day; and

(ii) if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, subject to Section 2.13 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent not later than 11:00 A.M. (Eastern time) on the third Euro-Dollar Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such notice applies, and the remaining portion to which it does not apply, are each $10,000,000 or any larger multiple of $1,000,000.

(b) Each Notice of Interest Rate Election shall specify:

(i) the Group of Loans (or portion thereof) to which such notice applies;

(ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection 2.09(a) above;

(iii) if the Loans comprising such Group are to be converted, the new type of Loans and, if the Loans being converted are to be Euro-Dollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of the term “Interest Period”.

(c) Promptly after receiving a Notice of Interest Rate Election from the Borrower pursuant to subsection 2.09(a) above, the Administrative Agent shall notify each Lender of the contents thereof and such notice shall not thereafter be revocable by the Borrower. If no Notice of Interest Rate Election is timely received prior to the end of an Interest Period for any Group of Loans, the Borrower shall be deemed to have elected that such Group of Loans be converted to Base Rate Loans as of the last day of such Interest Period.

(d) An election by the Borrower to change or continue the rate of interest applicable to any Group of Loans pursuant to this Section shall not constitute a “Borrowing” subject to the provisions of Section 3.03.

Section 2.10. Mandatory Termination of Commitments. The Commitment of each Lender shall terminate on the Commitment Termination Date.

Section 2.11. Optional Prepayments. (a) The Borrower may (i) upon notice to the Administrative Agent not later than 11:00 A.M. (Eastern time) on any Domestic Business Day prepay on such Domestic Business Day any Group of Base Rate Loans and (ii) upon at least three Euro-Dollar Business Days’ notice to the Administrative Agent not later than 11:00 A.M. (Eastern time) prepay any Group of Euro-Dollar Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment and together with any additional amounts payable pursuant to Section 2.13. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders included in such Group or Borrowing.

(b) Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.

Section 2.12. General Provisions as to Payments. (a)The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 1:00 P.M. (Eastern time) on the date when due, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 9.01 and without reduction by reason of any set-off, counterclaim or deduction of any kind. The Administrative Agent will promptly distribute to each Lender in like funds its ratable share of each such payment received by the Administrative Agent for the account of the Lenders. Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.13. Funding Losses. If the Borrower makes any payment of principal with respect to any Euro-Dollar Loan (other than payments made by an Assignee pursuant to Section 8.06(a) or by the Borrower pursuant to Section 8.06(b) in respect of a Defaulting Lender’s Euro-Dollar Loans) or any Euro-Dollar Loan is converted to a Base Rate Loan or continued as a Euro-Dollar Loan for a new Interest Period (pursuant to Article 2, 6 or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or if the Borrower fails to borrow, prepay, convert or continue any Euro-Dollar Loans after notice has been given to any Lender in accordance with Section 2.03(a), 2.09(c) or 2.11(b), the Borrower shall reimburse each Lender within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow, prepay, convert or continue; provided that such Lender shall have delivered to the Borrower a certificate setting forth in reasonable detail the calculation of the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

Section 2.14. Computation of Interest and Fees. Interest based on clause (a) of the definition of Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and all fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.15. [Reserved].

Section 2.16. Regulation D Compensation. In the event that a Lender is required to maintain reserves of the type contemplated by the definition of “Euro-Dollar Reserve Percentage”, such Lender may require the Borrower to pay, contemporaneously with each payment of interest on the Euro-Dollar Loans, additional interest on the related Euro-Dollar Loan of such Lender at a rate per annum determined by such Lender up to but not exceeding the excess of (i) (A) the applicable London Interbank Offered Rate divided by (B) one minus the Euro-Dollar Reserve Percentage over (ii) the applicable London Interbank Offered Rate. Any Lender wishing to require payment of such additional interest (x) shall so notify the Borrower and the Administrative Agent, in which case such additional interest on the Euro-Dollar Loans of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least three Euro-Dollar Business Days after the giving of such notice and (y) shall notify the Borrower at least three Euro-Dollar Business Days prior to each date on which interest is payable on the Euro-Dollar Loans of the amount then due it under this Section. Each such notification shall be accompanied by such information as the Borrower may reasonably request.

“Euro-Dollar Reserve Percentage” means for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents).

Section 2.17. [Reserved.]

Section 2.18. [Reserved].

Section 2.19. Defaulting Lenders. If any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender, to the extent permitted by applicable law:

(a) facility fees shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender pursuant to Section 2.07(a) and the Aggregate Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder;

(b) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of a Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 6 or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows:

(i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder;

(ii) second, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;

(iii) third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement;

(iv) fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

(v) fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

(vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 3.03 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments.

Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.19(a) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto; and

(c) in the event that the Administrative Agent and the Borrower agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Percentage; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE 3

CONDITIONS

Section 3.01. Effective Date. This Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.05(a)):

(a) receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of facsimile or other written confirmation from such party of execution of a counterpart hereof by such party);

(b) receipt by the Administrative Agent of (i) an opinion of internal counsel of the Borrower and (ii) an opinion of Moore & Van Allen PLLC, special counsel for the Borrower, in each case in form and substance reasonably satisfactory to the Required Lenders;

(c) receipt by the Administrative Agent of a certificate signed by a Vice President, the Treasurer, an Assistant Treasurer or the Controller of the Borrower, dated the Effective Date, to the effect set forth in clauses (c) and (d) of Section 3.03 (without giving effect to the parenthetical in such clause (d));

(d) receipt by the Administrative Agent of all documents it may have reasonably requested prior to the date hereof relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement and the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent;

(e) receipt by the Administrative Agent of evidence satisfactory to it that the upfront fees, arrangement fees, administrative agency fees and expenses payable by the Borrower on the Effective Date have been paid; and

(f) receipt by the Administrative Agent, at least three Domestic Business Days prior to the Effective Date, all documentation and other information about the Borrower that shall have been reasonably requested by the Administrative Agent in writing at least 10 Domestic Business Days prior to the Effective Date and that the Administrative Agent reasonably determines is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

provided that the Commitments shall not become effective unless all of the foregoing conditions are satisfied not later than June 30, 2017. The Administrative Agent shall promptly notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

Section 3.02. [Reserved].

Section 3.03. Borrowings. The obligation of any Lender to make a Loan on the occasion of any Borrowing at the request of the Borrower is subject to the satisfaction of the following conditions:

(a) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.02;

(b) the fact that, immediately after such Borrowing, the outstanding Loans of each Lender do not exceed such Lender’s Aggregate Exposure;

(c) the fact that, immediately after such Borrowing, no Default with respect to the Borrower shall have occurred and be continuing; and

(d) the fact that the representations and warranties of the Borrower contained in this Agreement (except the representations and warranties set forth in Sections 4.04(c) and 4.06) shall be true on and as of the date of such Borrowing.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing or issuance as to the facts specified in clauses (b), (c) and (d) of this Section.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

Section 4.01. Organization and Power. The Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not have a material adverse effect on the business, financial position or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.

Section 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower’s powers, have been duly authorized by all necessary company action, require no action by or in respect of, or filing with, any Governmental Authority (except for consents, authorizations or filings which have been obtained or made, as the case may be, and are in full force and effect) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the articles of incorporation, by-laws, certificate of formation or the limited liability company agreement of the Borrower or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Material Subsidiaries.

Section 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower and each Note, if and when executed and delivered by it in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.

Section 4.04. Financial Information. (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2016 and the related consolidated statements of income, cash flows, capitalization and retained earnings for the fiscal year then ended, reported on by Deloitte & Touche, copies of which have been delivered to each of the Lenders by using the Borrower’s Syndtrak site or otherwise made available, fairly present in all material respects, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(b) The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of March 31, 2017 and the related unaudited consolidated statements of income and cash flows for the three months then ended, copies of which have been delivered to each of the Lenders by using the Borrower’s Syndtrak site or otherwise made available, fairly present in all material respects, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and changes in financial position for such three-month period (subject to normal year-end adjustments and the absence of footnotes).

(c) Since December 31, 2016, there has been no material adverse change in the business, financial position or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, except as publicly disclosed prior to the Effective Date.

Section 4.05. Regulation U. The Borrower and its Material Subsidiaries are not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System) and no proceeds of any Borrowing by the Borrower will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Not more than 25% of the value of the assets of the Borrower and its Material Subsidiaries is represented by margin stock.

Section 4.06. Litigation. Except as publicly disclosed prior to the Effective Date, there is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any Governmental Authority which would be likely to be decided adversely to the Borrower or such Subsidiary and, as a result, have a material adverse effect upon the business, consolidated financial position or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of this Agreement or any Note.

Section 4.07. Compliance with Laws. The Borrower and each of its Material Subsidiaries is in compliance in all material respects with all applicable laws, ordinances, rules, regulations and requirements of Governmental Authorities (including, without limitation, ERISA and Environmental Laws) except where (i) non-compliance would not have a material adverse effect on the business, financial position or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, or (ii) the necessity of compliance therewith is contested in good faith by appropriate proceedings.

Section 4.08. Taxes. The Borrower and its Material Subsidiaries have filed all United States federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any such Material Subsidiary except (i) where nonpayment would not have a material adverse effect on the business, financial position or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, or (ii) where the same are contested in good faith by appropriate proceedings. The charges, accruals and reserves on the books of the Borrower and its Material Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

Section 4.09. Anti-corruption Law and Sanctions. The Borrower and its Material Subsidiaries have implemented and maintain in effect policies and procedures designed to prevent violations by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents (acting in their capacity as such) of the applicable Anti-Corruption Laws and Sanctions, and the Borrower and its Material Subsidiaries are in compliance in all material respects with all applicable Anti-Corruption Laws and Sanctions, except where (i) noncompliance would not have a material adverse effect on the business, financial position or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, or (ii) the necessity of compliance therewith is contested in good faith by appropriate proceedings. None of (i) the Borrower or any Material Subsidiary or, (ii) to the knowledge of the Borrower, any director, officer or employee of the Borrower or any Material Subsidiary or (iii) to the knowledge of the Borrower, any agent of the Borrower or any Material Subsidiary acting in any capacity in connection with or benefitting from the credit facility established hereby, is a Sanctioned Person.

ARTICLE 5

COVENANTS

The Borrower agrees that, so long as any Lender has any Commitment hereunder or any amount payable hereunder remains unpaid by the Borrower:

Section 5.01. Information. The Borrower will deliver to each of the Lenders:

(a) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, cash flows, capitalization and retained earnings for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner consistent with past practice and with applicable requirements of the Securities and Exchange Commission by Deloitte & Touche or other independent public accountants of nationally recognized standing;

(b) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation in all material respects, generally accepted accounting principles and consistency (except as provided by Section 1.02) by an Approved Officer of the Borrower;

(c) within the maximum time period specified for the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of an Approved Officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 5.10 on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(d) within five days after any officer of the Borrower with responsibility relating thereto obtains knowledge of any Default, if such Default is then continuing, a certificate of an Approved Officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(e) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission;

(f) if and when any member of the Borrower’s ERISA Group (i) gives or is reasonably expected to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Material Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Material Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Material Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under

Title IV of ERISA of an intent to terminate, impose material liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Material Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Material Plan pursuant to Section 4063 of ERISA, a copy of such notice; (vii) receives notice of the cessation of operations at a facility of any member of the ERISA Group in the circumstances described in Section 4062(e) of ERISA; or (viii) fails to make any payment or contribution to any Material Plan or makes any amendment to any Material Plan which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

(g) promptly, notice of any change in the ratings of the Borrower referred to in the Pricing Schedule; and

(h) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.

Information required to be delivered pursuant to these Sections 5.01(a), 5.01(b) and 5.01(e) shall be deemed to have been delivered on the date on which such information has been posted on the Securities and Exchange Commission website on the Internet at sec.gov/edaux/searches.htm, on the Borrower’s Syndtrak site or at another website identified in a notice from the Borrower to the Lenders and accessible by the Lenders without charge; provided that (i) a certificate delivered pursuant to Section 5.01(c) shall also be deemed to have been delivered upon being posted to the Borrower’s Syndtrak site and (ii) the Borrower shall deliver paper copies of the information referred to in Sections 5.01(a), 5.01(b) and 5.01(e) to any Lender which requests such delivery.

Section 5.02. Payment of Taxes. The Borrower will pay and discharge, and will cause each of its Material Subsidiaries to pay and discharge, at or before maturity, all their tax liabilities, except where (i) nonpayment would not have a material adverse effect on the business, financial position or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, or (ii) the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each of its Material Subsidiaries to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

Section 5.03. Maintenance of Property; Insurance. (a)The Borrower will keep, and will cause each of its Material Subsidiaries to keep, all property necessary in its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not have a material adverse effect on the business, financial position or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.

(b) The Borrower will, and will cause each of its Material Subsidiaries to, maintain (either in the name of the Borrower or in such Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against by companies of established repute engaged in the same or a similar business; provided that self-insurance by the Borrower or any such Material Subsidiary, shall not be deemed a violation of this covenant to the extent that companies engaged in similar businesses and owning similar properties self-insure; and will furnish to the Lenders, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

Section 5.04. Maintenance of Existence. The Borrower will preserve, renew and keep in full force and effect, and will cause each of its Material Subsidiaries to preserve, renew and keep in full force and effect their respective corporate or other legal existence and their respective rights, privileges and franchises material to the normal conduct of their respective businesses; provided that nothing in this Section 5.04 shall prohibit the termination of any right, privilege or franchise of the Borrower or any such Material Subsidiary or of the corporate or other legal existence of any such Material Subsidiary, or the change in form of organization of the Borrower or any such Material Subsidiary, if the Borrower in good faith determines that such termination or change is in the best interest of the Borrower, is not materially disadvantageous to the Lenders and, (i) in the case of a change in the form of organization of the Borrower, the Administrative Agent has consented thereto and (ii) in the case of a change in the jurisdiction of the Borrower to a jurisdiction outside of the United States, the Lenders have consented thereto.

Section 5.05. Compliance with Laws. The Borrower will comply, and cause each of its Material Subsidiaries to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of Governmental Authorities (including, without limitation, ERISA, applicable Sanctions and Anti-Corruption Laws and Environmental Laws) except where (i) noncompliance would not have a material adverse effect on the business, financial position or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, or (ii) the necessity of compliance therewith is contested in good faith by appropriate proceedings.

Section 5.06. Books and Records. The Borrower will keep, and will cause each of its Material Subsidiaries to keep, proper books of record and account in which full, true and correct entries shall be made of all financial transactions in relation to its business and activities in accordance with its customary practices; and will permit, and will cause each such Material Subsidiary to permit, representatives of any Lender at such Lender’s expense (accompanied by a representative of the Borrower, if the Borrower so desires) to visit any of their respective properties, to examine any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all upon such reasonable notice, at such reasonable times and as often as may reasonably be desired.

Section 5.07. Negative Pledge. The Borrower will not create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Liens granted by the Borrower existing as of the Effective Date, securing Indebtedness outstanding on the date of this Agreement in an aggregate principal amount not exceeding $100,000,000;

(b) [reserved];

(c) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower and not created in contemplation of such event;

(d) any Lien existing on any asset prior to the acquisition thereof by the Borrower and not created in contemplation of such acquisition;

(e) any Lien on any asset securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset; provided that such Lien attaches to such asset concurrently with or within 180 days after the acquisition thereof;

(f) any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section; provided that such Indebtedness is not increased (except by accrued interest, prepayment premiums and fees and expenses incurred in connection with such refinancing, extension, renewal or refunding) and is not secured by any additional assets;

(g) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with generally accepted accounting principles;

(h) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law, created in the ordinary course of business and for amounts not past due for more than 60 days or which are being contested in good faith by appropriate proceedings which are sufficient to prevent imminent foreclosure of such Liens, are promptly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with generally accepted accounting principles;

(i) Liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts;

(j) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and other restrictions, charges or encumbrances (whether or not recorded) affecting the use of real property;

(k) Liens with respect to judgments and attachments which do not result in an Event of Default;

(l) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other obligations arising in the ordinary course of business;

(m) other Liens including Liens imposed by Environmental Laws arising in the ordinary course of its business which (i) do not secure Indebtedness, (ii) do not secure any obligation in an amount exceeding $100,000,000 at any time at which Investment Grade Status does not exist as to the Borrower and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(n) Liens securing obligations under Hedging Agreements entered into to protect against fluctuations in interest rates or exchange rates or commodity prices and not for speculative purposes, provided that such Liens run in favor of a Lender hereunder or under the Master Credit Facility or a Person who was, at the time of issuance, a Lender;

(o) Liens not otherwise permitted by the foregoing clauses of this Section on assets of the Borrower securing obligations in an aggregate principal or face amount at any date not to exceed 15% of the Consolidated Net Assets of the Borrower;

(p) [reserved]; and

(q) Liens on regulatory assets up to the amount approved by state legislatures and/or regulatory orders.

Section 5.08. Consolidations, Mergers and Sales of Assets. The Borrower will not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer, directly or indirectly, Substantial Assets to any Person (other than a Subsidiary of the Borrower); provided that the Borrower may merge with another Person if the Borrower is the Person surviving such merger and, after giving effect thereto, no Default shall have occurred and be continuing.

Section 5.09. Use of Proceeds. The proceeds of the Loans made under this Agreement will be used by the Borrower for its general corporate purposes. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U. None of such proceeds will be used (i) for the purpose of knowingly financing the activities of or any transactions with any Sanctioned Person or in any country, region or territory that is the subject of Sanctions applicable to the Borrower and its Subsidiaries and where the financed activity would be prohibited by such applicable Sanctions, at the time of such financing or (ii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws.

Section 5.10. Indebtedness/Capitalization Ratio. The ratio of Consolidated Indebtedness of the Borrower to Consolidated Capitalization of the Borrower as at the end of any fiscal quarter of the Borrower will not exceed 65%.

ARTICLE 6

DEFAULTS

Section 6.01. Events of Default. Subject to Section 9.05(b)(ii), if one or more of the following events (“Events of Default”) with respect to the Borrower shall have occurred and be continuing:

(a) the Borrower shall fail to pay when due any principal of any Loan owed by it or shall fail to pay, within five days of the due date thereof, any interest, fees or any other amount payable by it hereunder;

(b) the Borrower shall fail to observe or perform any covenant contained in Sections 5.01(d), 5.04, 5.07, 5.08, 5.10 or the second or third sentence of 5.09, inclusive;

(c) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after notice thereof has been given to the Borrower by the Administrative Agent at the request of any Lender;

(d) any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

(e) the Borrower or any of its Material Subsidiaries shall fail to make any payment in respect of Material Debt (other than Loans to the Borrower hereunder) when due or within any applicable grace period;

(f) any event or condition shall occur and shall continue beyond the applicable grace or cure period, if any, provided with respect thereto so as to result in the acceleration of the maturity of Material Debt;

(g) the Borrower or any of its Material Subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to, or shall fail generally to, pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(h) an involuntary case or other proceeding shall be commenced against the Borrower or any of its Material Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against the Borrower or any of its Material Subsidiaries under the federal bankruptcy laws as now or hereafter in effect;

(i) any member of the Borrower’s ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $150,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans of such ERISA Group having aggregate Unfunded Vested Liabilities in excess of $150,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by any member of such ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Material Plan or a proceeding shall be instituted by a fiduciary of any such Material Plan against any member of such ERISA Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 90 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Material Plan must be terminated;

(j) a judgment or other court order for the payment of money in excess of $150,000,000 shall be rendered against the Borrower or any of its Material Subsidiaries and such judgment or order shall continue without being vacated, discharged, satisfied or stayed or bonded pending appeal for a period of 45 days;

(k) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than trustees and participants in employee benefit plans of the Borrower and its Subsidiaries or the Endowment or Trust, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act) of 50% or more of the outstanding shares of common stock of the Borrower; during any period of twelve consecutive calendar months, individuals (i) who were members of the board of directors of the Borrower or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body shall cease to constitute a majority of the board of directors of the Borrower; or in the case of the Borrower other than the Borrower, the Borrower shall cease to be a Subsidiary of the Borrower; or

(l) any “Event of Default” (as defined in the Master Credit Facility) with respect to the Borrower under the Master Credit Facility;

then, and in every such event, the Administrative Agent shall (i) if requested by Lenders having more than 66-2/3% in aggregate amount of the Commitments, by notice to the Borrower terminate the Commitments as to the Borrower and they shall thereupon terminate, and the Borrower shall no longer be entitled to borrow hereunder, and (ii) if requested by Lenders holding more than 66-2/3% in aggregate principal amount of the Loans of the Borrower, by notice to the Borrower declare such Loans (together with accrued interest thereon) to be, and such Loans (together with accrued interest thereon) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause (g) or (h) above with respect to the Borrower, without any notice to the Borrower or any other act by the Administrative Agent or the Lenders, the Commitments shall thereupon terminate with respect to the Borrower and the Loans of the Borrower (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 6.02. Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 6.01(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

ARTICLE 7

THE ADMINISTRATIVE AGENT

Section 7.01. Appointment and Authorization. Each Lender irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

Section 7.02. Administrative Agent and Affiliates. Scotiabank shall have the same rights and powers under this Agreement as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and Scotiabank and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Administrative Agent hereunder.

Section 7.03. Action by Administrative Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.

Section 7.04. Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.05. Liability of Administrative Agent. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, facsimile or similar writing) believed by it in good faith to be genuine or to be signed by the proper party or parties. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 7.06. Indemnification. Each Lender shall, ratably in accordance with its portion of the Aggregate Exposures, indemnify the Administrative Agent and its Related Parties (to the extent not reimbursed or indemnified by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss, penalties or liability (except such as result from such indemnitees’ gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by the Administrative Agent in its capacity as such, or by any Related Party acting for the Administrative Agent in connection with such capacity.

Section 7.07. Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

Section 7.08. Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, (i) the Borrower, with the consent of the Required Lenders (such consent not to be unreasonably withheld or delayed), or (ii) if an Event of Default has occurred and is continuing, then the Required Lenders, shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $250,000,000.

(b) If the Person serving as Administrative Agent is a Defaulting Lender, (i) the Borrower, with the consent of the Required Lenders (such consent not to be unreasonably withheld or delayed), or (ii) if an Event of Default has occurred and is continuing, then the Required Lenders, shall have the right to appoint a successor Administrative Agent.

(c) Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, duties and obligations of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder; provided that if such successor Administrative Agent is appointed without the consent of the Borrower, such successor Administrative Agent may be replaced by the Borrower with the consent of the Required Lenders so long as no Event of Default has occurred and is continuing at the time. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

(d) The fees payable by the Borrower to any successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.

Section 7.09. Administrative Agent’s Fee. The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Administrative Agent.

Section 7.10. Other Agents. None of the Co-Syndication Agents or the Co-Documentation Agents, in their respective capacities as such, shall have any duties or obligations of any kind under this Agreement.

ARTICLE 8

CHANGE IN CIRCUMSTANCES

Section 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Euro-Dollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that deposits in dollars (in the applicable amounts) are not being offered to financial institutions in general in the relevant market for such Interest Period, or

(b) Lenders having 66-2/3% or more of the aggregate amount of the affected Loans advise the Administrative Agent that the London Interbank Offered Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Euro-Dollar Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Lenders to make Euro-Dollar Loans or to continue or convert outstanding Loans as or into Euro-Dollar Loans shall be suspended and (ii) each outstanding Euro-Dollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Administrative Agent at least one Domestic Business Day before the date of any Euro-Dollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

Section 8.02. Illegality. If any Change In Law shall make it unlawful or impossible for any Lender (or its Euro-Dollar Lending Office) to make, maintain or fund any of its Euro-Dollar Loans and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Euro-Dollar Loans, or to continue or convert outstanding Loans as or into Euro-Dollar Loans, shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Lender shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not be otherwise disadvantageous to such Lender in the good faith exercise of its discretion. If such notice is given, each Euro-Dollar Loan of such Lender then outstanding shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Lender may lawfully continue to maintain and fund such Loan to such day or (b) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

Section 8.03. Increased Cost and Reduced Return. (a) If any Change In Law (i) shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office); (ii) shall subject any Lender or Agent to any taxes (other than (A) Taxes, (B) taxes described in clauses (ii), (iii) or (iv) of the exclusions from the definition of Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (iii) shall impose on any Lender (or its Applicable Lending Office) or on the London interbank market any other condition, cost or expense affecting its Euro-Dollar Loans, its Note or its obligation to make Euro-Dollar Loans and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Euro-Dollar Loan (or, in the case of an adoption or change with respect to taxes, any Loan), or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction; provided that no such amount shall be payable with respect to any period commencing more than 90 days prior to the date such Lender first notifies the Borrower of its intention to demand compensation therefor under this Section 8.03(a).

(b) If any Lender shall have determined that any Change In Law has or would have the effect of reducing the rate of return on capital or liquidity of such Lender (or its Parent) as a consequence of such Lender’s obligations hereunder to a level below that which such Lender (or its Parent) could have achieved but for such Change In Law (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its Parent) for such reduction; provided that no such amount shall be payable with respect to any period commencing less than 30 days after the date such Lender first notifies the Borrower of its intention to demand compensation under this Section 8.03(b).

(c) Each Lender will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

Section 8.04. Taxes. (a) For purposes of this Section 8.04 the following terms have the following meanings:

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code. For purposes of this Section 8.04, “applicable law” includes FATCA.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings including any interest, additions to tax or penalties applicable thereto with respect to any payment by or on account of any obligation of the Borrower pursuant to this Agreement or any Note, excluding (i) in the case of each Lender and the Administrative Agent, taxes imposed on its income, net worth or gross receipts and franchise or similar taxes imposed on it by a jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Lender, in which its Applicable Lending Office is located, (ii) in the case of each Lender, any United States withholding tax imposed on such payments except to the extent that (A) such Lender is subject to United States withholding tax by reason of a U.S. Tax Law Change or (B) in the case of a Lender not listed on the signature pages hereof or a Participant, amounts with respect to such Taxes were payable pursuant to Section 8.04 to such Lender’s assignor or to such Participant’s participating Lender immediately before such Lender or Participant acquired the applicable interest in a Loan or Commitment; (iii) Taxes attributable to such Lender’s or Administrative Agent’s failure to comply with Section 8.04(d) or (e) and (iv) any U.S. federal withholding Taxes imposed under FATCA.

“Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note.

“U.S. Tax Law Change” means with respect to any Lender or Participant the occurrence (x) in the case of each Lender listed on the signature pages hereof, after the date of its execution and delivery of this Agreement and (y) in the case of any other Lender, after the date such Lender shall have become a Lender hereunder, and (z) in the case of each Participant, after the date such Participant became a Participant hereunder, of the adoption of any applicable U.S. federal law, U.S. federal rule or U.S. federal regulation relating to taxation, or any change therein, or the entry into force, modification or revocation of any income tax convention or treaty to which the United States is a party.

(b) Any and all payments by or any account of the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes, except as required by applicable law; provided that if the Borrower or the Administrative Agent shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable by the

Borrower shall be increased as necessary so that after all required deductions are made (including deductions applicable to additional sums payable under this Section 8.04) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or the Administrative Agent shall make such deductions, (iii) the Borrower or the Administrative Agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) if the withholding agent is the Borrower, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof.

(c) The Borrower agrees to indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.04) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Lender or the Administrative Agent (as the case may be) makes demand therefor.

(d) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter as required by law or requested by the Borrower or the Administrative Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) with whichever of the following is applicable (including any successor forms prescribed by the Internal Revenue Service):

(i) in the case of a Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest hereunder or under any Note, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments hereunder or under any Note, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate reasonably acceptable to the Administrative Agent to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner.

(e) Any Lender that is organized under the laws of a jurisdiction within the United States shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(f) If a payment made to a Lender hereunder or under any Note would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) If a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(i) If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 8.04, then such Lender will take such action (including changing the jurisdiction of its Applicable Lending Office) as in the good faith judgment of such Lender (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Lender.

(j) If any Lender or the Administrative Agent receives a refund of any Taxes or Other Taxes for which the Borrower has made a payment under Section 8.04(b) or (c) and such refund was received from the taxing authority which originally imposed such Taxes or Other Taxes, such Lender or the Administrative Agent agrees to reimburse the Borrower to the extent of such refund; provided that nothing contained in this paragraph (j) shall require any Lender or the Administrative Agent to seek any such refund or make available its tax returns (or any other information relating to its taxes which it deems to be confidential).

(k) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrower to do so), (ii) any taxes attributable to such Lender’s failure to comply with the provisions of Section 9.06(b) relating to the maintenance of a Participant Register and (iii) any taxes excluded from the definition of Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with this Agreement or any Note, and any reasonable expenses arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender hereunder or under any Note or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (k).

Section 8.05. Base Rate Loans Substituted for Affected Euro-Dollar Loans. If (i) the obligation of any Lender to make or to continue or convert outstanding Loans as or into Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation under Section 8.03(a) with respect to its Euro-Dollar Loans and the Borrower shall, by at least five Euro-Dollar Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

(a) all Loans which would otherwise be made by such Lender as (or continued as or converted to) Euro-Dollar Loans, as the case may be, shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Lenders), and

(b) after each of its Euro-Dollar Loans has been repaid, all payments of principal which would otherwise be applied to repay such Loans shall be applied to repay its Base Rate Loans instead.

If such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Lenders.

Section 8.06. Substitution of Lender; Termination Option. If (i) the obligation of any Lender to make or to convert or continue outstanding Loans as or into Euro-Dollar Loans has been suspended pursuant to Section 8.02, (ii) any Lender has demanded compensation under Section 8.03 or 8.04 (including any demand made by a Lender on behalf of a Participant), (iii) [reserved], (iv) any Lender becomes a Defaulting Lender, (v) Investment Grade Status ceases to exist as to any Lender or, (vi) for purposes of (a) below only, any Lender becomes a Non-Consenting Lender, then:

(a) the Borrower shall have the right, with the assistance of the Administrative Agent (or, if the Administrative Agent is a Defaulting Lender, the Required Lenders), to designate an Assignee (which may be one or more of the Lenders) mutually satisfactory to the Borrower and, so long as any such Persons are not Defaulting Lenders, the Administrative Agent (whose consent shall not be unreasonably withheld or delayed) to purchase for cash, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit D hereto, the outstanding Loans of such Lender and assume the Commitment of such Lender (including any Commitments and Loans that have been participated), without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the principal amount of all of such Lender’s outstanding Loans plus any accrued but unpaid interest thereon and the accrued but unpaid fees in respect of such Lender’s Commitment hereunder and all other amounts payable by the Borrower to such Lender hereunder plus such amount, if any, as would be payable pursuant to Section 2.13 if the outstanding Loans of such Lender were prepaid in their entirety on the date of consummation of such assignment; and

(b) if at the time Investment Grade Status exists as to the Borrower, the Borrower may elect to terminate this Agreement as to such Lender (including any Commitments and Loans that have been participated); provided that (i) the Borrower notifies such Lender through the Administrative Agent (or, if the Administrative Agent is a Defaulting Lender, the Required Lenders) of such election at least three Euro-Dollar Business Days before the effective date of such termination and (ii) the Borrower repay or prepay the principal amount of all outstanding Loans made by such Lender plus any accrued but unpaid interest thereon and the accrued but unpaid fees in respect of such Lender’s Commitment hereunder plus all other amounts payable by the Borrower to such Lender hereunder, not later than the effective date of such termination. Upon satisfaction of the foregoing conditions, the Commitment of such Lender shall terminate on the effective date specified in such notice.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Notices.

(a) All notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, bank wire, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Administrative Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender, at its address or facsimile number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate answerback or confirmation slip, as the case may be, is received or (ii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article 2 or Article 8 shall not be effective until delivered. Notices delivered through electronic communications shall be effective as and to the extent provided in subsection (b) below.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Domestic Business Day or Euro-Dollar Business Day, as applicable, for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Section 9.02. No Waivers. No failure or delay by the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.03. Expenses; Indemnification. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Administrative Agent, including reasonable fees and disbursements of one special counsel for the Administrative Agent, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default with respect to the Borrower hereunder and (ii) if an Event of Default with respect to the Borrower occurs, all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including reasonable fees and disbursements of one primary counsel for the Administrative Agent and the Lenders (and (x) if necessary, a single firm of local counsel to the Administrative Agent and the Lenders in each appropriate jurisdiction and (y) solely in the case of any actual or potential conflict of interest, one additional counsel in each relevant jurisdiction to the affected Persons similarly situated), in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom.

(b) The Borrower agrees to indemnify each Agent and each Lender and the respective Related Parties of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, penalties, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of one counsel for all Indemnitees taken as a whole and, in the case of any actual or potential conflict of interest, one additional counsel to each group of affected Indemnitees similarly situated taken as a whole, which may be incurred by such Indemnitee arising out of or in connection with any claim, litigation, investigation or proceeding (whether or not such Indemnitee shall be designated a party thereto) relating to or arising out of this Agreement, or any actual or proposed use of proceeds of Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

(c) To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the transactions contemplated hereby or thereby.

Section 9.04. Sharing of Set-offs. Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount then due with respect to the Loans held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount then due with respect to the Loans held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments with respect to the Loans held by the Lenders shall be shared by the Lenders pro rata; provided that nothing in this Section shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under this Agreement.

Section 9.05. Amendments and Waivers. (a) Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders (and, if the rights or duties of any Agent are affected thereby, by such Agent); provided that no such amendment or waiver shall (x) unless signed by each adversely affected Lender, (i) increase the Commitment of any Lender or subject any Lender to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any interest thereon or any fees hereunder, or (iii) postpone the date fixed for any payment of principal of or interest on any Loan or interest thereon or any fees hereunder or for termination of any Commitment or (y) unless signed by all Lenders, (i) change the definition of Required Lenders or the provisions of this Section 9.05 or (ii) change the provisions of Section 9.04 or of any other provision of this Agreement providing for the ratable application of payments in respect of the Loans.

(b) (i) If any representation or warranty in Article 4 of the Master Credit Facility, any covenant in Article 5 of the Master Credit Facility or any event of default in Article 6 of the Master Credit Facility and, in each case, any related definitions in the Master Credit Facility, is replaced, changed, amended, modified, supplemented or removed or (ii) any Default or Event of Default (as such terms are defined in the Master Credit Facility) is waived (any of the foregoing in clauses (i) and (ii), a “Change”), regardless of whether the Master Credit Facility is replaced, refinanced, amended and restated, amended, modified or supplemented and regardless of whether any such Change occurs in the corresponding article or definitions, such Change shall be incorporated automatically into this Agreement, or in the case of a waiver will be applied automatically to this Agreement for the corresponding Default or Event of Default occurring hereunder, in each case upon the later of (A) the effectiveness of such Change in the Master Credit Facility and (B) the 30th day after the Administrative Agent’s receipt of notice from the Borrower of such Change, provided that the Required Lenders hereunder do not notify the Borrower through the Administrative Agent within 30 days after the Administrative Agent’s receipt of such notice from the Borrower of their election (which may be made in their discretion) that such Change shall not be effective with respect to this Agreement; provided that no Change to the Master Credit Facility shall amend, waive, modify or impact the rights or remedies of the Lenders with respect to a Default or Event of Default under Section 6.01(a) of this Agreement.

Section 9.06. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and each Indemnitee, except that no Borrower may assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Lenders.

(b) Any Lender may, with the consent (unless an Event of Default then exists) of the Borrower (such consent not to be unreasonably withheld or delayed), at any time grant to one or more banks or other institutions (each a “Participant”) participating interests in its Commitment or any or all of its Loans; provided that any Lender may, without the consent of the Borrower, at any time grant participating interests in its Commitment or any or all of its Loans to another Lender, an Approved Fund or an Affiliate of such transferor Lender. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that (A) such Participant agrees to be subject to Section 8.06 as if it were an Assignee under paragraph (c) of this Section 9.06 or as if it were the Lender granting such participation and (B) such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in clause (x)(i), (ii) or (iii) of Section 9.05(a) without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article 8 with respect to its participating interest, subject to the performance by such Participant of the obligations of a Lender thereunder (it being understood that the documentation required under Section 8.04 shall be delivered by the Participant to the participating Lender and the Participant agrees to be subject to the provisions of Sections 8.04(i), 8.04(j) and 8.06 as if it were an Assignee). In addition, each Lender that sells a participation agrees, at the Borrower’s request, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 8.06 with respect to any Participant. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations hereunder or under any Note (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant (other than for the consent requirements set forth in the first sentence of this Section 9.06(b)) or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations hereunder or under any Note) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c) Any Lender may at any time assign to one or more banks or other financial institutions (each an “Assignee”) other than (w) the Borrower (x) a Subsidiary or Affiliate of the Borrower, (y) a Defaulting Lender or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender, or (z) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), all, or a proportionate part (equivalent to an initial Commitment of not less than $10,000,000 (unless the Borrower and the Administrative Agent shall otherwise agree)) of all, of its rights and obligations under this Agreement and its Note (if any), and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit D hereto executed by such Assignee and such transferor Lender, with (and only with and subject to) the prior written consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) and, so long as no Event of Default has occurred and is continuing, the Borrower (which shall not be unreasonably withheld or delayed); provided that unless such assignment is of the entire right, title and interest of the transferor Lender hereunder, after making any such assignment such transferor Lender shall have a Commitment of at least $10,000,000 (unless the Borrower and the Administrative Agent shall otherwise agree). Upon execution and delivery of such instrument of assumption and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required by the Assignee, a Note(s) is issued to the Assignee. The Assignee shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the Borrower and the Administrative Agent any certifications, forms or other documentation in accordance with Section 8.04. All assignments (other than assignments to Affiliates) shall be subject to a transaction fee established by, and payable by the transferor Lender to, the Administrative Agent for its own account (which shall not exceed $3,500).

(d) Any Lender may at any time assign all or any portion of its rights under this Agreement and its Note (if any) to a Federal Reserve Bank. No such assignment shall release the transferor Lender from its obligations hereunder or modify any such obligations.

(e) No Assignee, Participant or other transferee of any Lender’s rights (including any Applicable Lending Office other than such Lender’s initial Applicable Lending Office) shall be entitled to receive any greater payment under Section 8.03 or 8.04 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Lender to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

Section 9.07. Collateral. Each of the Lenders represents to the Administrative Agent and each of the other Lenders that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 9.08. Confidentiality. Each Lender Party (i) agrees to keep any information delivered or made available by the Borrower pursuant to this Agreement confidential from anyone other than persons employed or retained by such Lender Party and its Affiliates who are engaged in evaluating, approving, structuring or administering the credit facility contemplated hereby and (ii) further agrees on behalf of itself and, to the extent it has the power to do so, its Affiliates and agents, to keep all other information delivered or made available to it by the Borrower or Affiliate of the Borrower for other purposes which, (x) is marked confidential and is expressly made available subject to the terms of this section, and (y) is not otherwise subject to a confidentiality agreement, confidential from anyone other than persons employed or retained by such Lender Party and its Affiliates and agents who need to receive such information in furtherance of the engagement or matter pursuant to which the information is provided; provided that nothing herein shall prevent any Lender Party or, solely with respect to information disclosed in a manner set forth in clauses (b) through (g) and (m) in this Section 9.08, any Affiliate of such Lender from disclosing such information, to the extent necessary under the circumstances under which such disclosure is required, (a) to any other Lender or any Agent, (b) upon the order of any court or administrative agency, (c) upon the request or demand of any regulatory agency or authority or self-regulatory body, (d) which had been publicly disclosed other than as a result of a disclosure by any Lender Party prohibited by this Agreement or which had already been in the possession of a Lender Party or not acquired from the Borrower or persons known by Lender Parties to be in breach of an obligation of confidentiality to the Borrower, (e) in connection with any litigation to which any Lender Party or any Affiliate or their respective subsidiaries or Parent may be a party, (f) to the extent necessary in connection with the exercise of any remedy hereunder or other engagement or matter, (g) to such Lender Party’s or Affiliate’s legal counsel and independent auditors, (h) subject to provisions substantially similar to those contained in this Section 9.08, to any actual or proposed Participant or Assignee, (i) to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement, (j) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the loans, (k) on a confidential basis to rating agencies in consultation and coordination with the Borrower, (l) for purposes of establishing a “due diligence” defense, (m) with the consent of the Borrower and (n) on a confidential basis to any credit insurance provider requiring access to such information in connection with credit insurance for the benefit of the disclosing Lender Party.

Section 9.09. Governing Law; Submission to Jurisdiction. This Agreement and each Note (if any) shall be construed in accordance with and governed by the law of the State of New York. The Borrower and each Lender Party hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York County for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower and each Lender Party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 9.10. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 9.11. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE AGENTS AND THE LENDERS, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.12. USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

Section 9.13. [Reserved].

Section 9.14. No Fiduciary Duty. The Borrower agrees that in connection with all aspects of the Loans contemplated by this Agreement and any communications in connection therewith, (i) the Borrower and its Subsidiaries, on the one hand, and the Agents, the Lenders and their respective affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agents, the Lenders or their respective affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications and (ii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Lender has any obligation to disclose any of such interests to the Borrower or any of its Affiliates.

Section 9.15. Survival. Each party’s rights and obligations under Articles 7, 8 and 9 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations hereunder or under any Note and the termination of this Agreement.

Section 9.16. Acknowledgement and Consent to Bail-in of EEA Financial Institutions. Notwithstanding anything to the contrary in this Agreement, any Note or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under this Agreement or any Note, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any Note; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year above first written.

DUKE ENERGY CORPORATION, as the Borrower.

By:	/s/ John L. Sullivan, III
	Name:	John L. Sullivan, III
	Title:	Assistant Treasurer

[Signature Page to Credit Agreement]

THE BANK OF NOVA SCOTIA, as a Lender and as Administrative Agent

By:	/s/ David Dewar
Name: David Dewar
Title: Director

[Signature Page to Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Madeline L. Moran
	Name:	Madeline L. Moran
	Title:	Vice President

[Signature Page to Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ James D. Weinstein
	Name:	James D. Weinstein
	Title:	Managing Director

[Signature Page to Credit Agreement]

TD Bank, N.A., as a Lender

By:	/s/ Shannon Batchman
	Name:	Shannon Batchman
	Title:	Senior Vice President

[Signature Page to Credit Agreement]

Bank of China, New York Branch, as a Lender

By:	/s/ Raymond Qiao
	Name:	Raymond Qiao
	Title:	Managing Director

[Signature Page to Credit Agreement]

BNP PARIBAS, as a Lender

By:	/s/ Denis O’Meara
	Name:	Denis O’Meara
	Title:	Managing Director

BNP PARIBAS, as a Lender

By:	/s/ Karima Omar
	Name:	Karima Omar
	Title:	Vice President

[Signature Page to Credit Agreement]

SANTANDER BANK, N.A., as a Lender

By:	/s/ Andres Barbosa
	Name:	Andres Barbosa
	Title:	Executive Director

[Signature Page to Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ James O’Shaughnessy
	Name:	James O’Shaughnessy
	Title:	Vice President

[Signature Page to Credit Agreement]

COMMITMENT SCHEDULE

Lender	Total Commitments
The Bank of Nova Scotia	$175,000,000.00
PNC Bank, National Association	$175,000,000.00
Sumitomo Mitsui Banking Corporation	$175,000,000.00
TD Bank, N.A.	$175,000,000.00
Bank of China, New York Branch	$75,000,000.00
BNP Paribas	$75,000,000.00
Santander Bank, N.A.	$75,000,000.00
U.S. Bank National Association	$75,000,000.00

TOTAL	$1,000,000,000

Pricing Schedule

Each of “Applicable Margin” and “Facility Fee Rate” means, for any date, the rate set forth below in the applicable row and column corresponding to the credit rating of the Borrower that exists on such date:

(basis points per annum)

Borrower’s Credit Rating	at least A- by S&P or Fitch or A3 by Moody’s	at least BBB+ by S&P or Fitch or Baa1 by Moody’s	at least BBB by S&P or Fitch or Baa2 by Moody’s	less than BBB by S&P or Fitch or less than Baa2 by Moody’s
Facility Fee Rate	12.5	12.5	12.5	12.5
Applicable Margin
Euro-Dollar Loans	82.5	92.5	117.5	132.5
Base Rate Loans	0.0	0.0	17.5	32.5

For purposes of the above Pricing Schedule a “Borrower Credit Rating” means, as of any date of determination with respect to the Borrower, the rating as determined by Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., together with its successors (“S&P”), or Moody’s Investors Service, Inc., together with its successors (“Moody’s”), or Fitch Ratings Inc., together with its successors (“Fitch”), of the Borrower’s non-credit-enhanced, senior unsecured long-term debt, regardless of whether any such debt is outstanding; provided that (a) if ratings exist by all three rating agencies and the respective ratings issued by two of the rating agencies are the same and one differs, the pricing level shall be determined based on the two ratings that are the same, (b) if ratings exist by all three rating agencies and none of the respective ratings are the same, the pricing level shall be determined based on the middle rating, (c) if only two ratings exist and they differ by one level, then the pricing level for the higher of such ratings shall apply; (d) if only two ratings exist and they differ by more than one level, then the pricing level that is one level lower than the pricing level of the higher rating shall apply; (e) if only one rating exists, the pricing level shall be determined based on that rating; (f) if no such rating exists for the Borrower, then a corporate credit rating from S&P and the issuer ratings from Moody’s and Fitch should be used and differences between those ratings and resolving non-existent ratings from any of those rating agencies shall be determined in the same manner as set forth in clauses (a) through (e) of this proviso; and (g) if no such rating in clause (f) exists for the Borrower, the highest pricing level (less than “BBB” pricing level) shall apply. A change in rating will result in an immediate change in the applicable pricing.

2

EXHIBIT A

NOTE

New York, New York

                    , 20

For value received, Duke Energy Corporation., a Delaware corporation (the “Borrower”), promises to pay to [ ] (the “Lender”) or its registered assigns, for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Lender to the Borrower pursuant to the Credit Agreement referred to below on the date specified in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of The Bank of Nova Scotia.

All Loans made by the Lender, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Lender, and the Lender, if the Lender so elects in connection with any transfer or enforcement of its Note, may endorse on the schedule attached hereto appropriate notations to evidence the foregoing information with respect to the Loans then outstanding; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This note is one of the Notes referred to in the Credit Agreement dated as of June 14, 2017 among Duke Energy Corporation, the Lenders party thereto, The Bank of Nova Scotia, as Administrative Agent, and the other Agents party thereto (as the same may be amended, restated, amended and restated, supplement or otherwise modified from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

DUKE ENERGY CORPORATION

By:
Name:
Title:

Note (cont’d)

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type of Loan	Amount of Principal Repaid	Commitment Termination Date	Notation Made By

EXHIBIT B

[RESERVED]

B-1

EXHIBIT C

[RESERVED]

C-1

EXHIBIT D

ASSIGNMENT AND ASSUMPTION AGREEMENT

AGREEMENT dated as of                     , 20     among [ASSIGNOR] (the “Assignor”), [ASSIGNEE] (the “Assignee”), [DUKE ENERGY CORPORATION, a Delaware corporation] and THE BANK OF NOVA SCOTIA, as Administrative Agent (the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, this Assignment and Assumption Agreement (the “Agreement”) relates to the Credit Agreement dated as of June 14, 2017 among Duke Energy Corporation, the Assignor and the other Lenders party thereto, as Lenders, the Administrative Agent and the other Agents party thereto (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”);

WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans to the Borrower in an aggregate principal amount at any time outstanding not to exceed $                    ;1

WHEREAS, Loans made to the Borrower by the Assignor under the Credit Agreement in the aggregate principal amount of $                      are outstanding at the date hereof; and

WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $                    (the “Assigned Amount”), together with a corresponding portion of its outstanding Loans, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;*

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

SECTION 2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of the

[1]	The asterisked provisions shall be appropriately revised in the event of an assignment after the Commitment Termination Date.

corresponding portion of the principal amount of the Loans made by the Assignor outstanding at the date hereof. Upon the execution and delivery hereof by the Assignor, the Assignee [, the Borrower] and the Administrative Agent, and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Lender under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount, and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

SECTION 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them.2 It is understood that facility fees accrued to the date hereof in respect of the Assigned Amount are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

SECTION 4. Consent to Assignment. This Agreement is conditioned upon the consent of [the Borrower and] the Administrative Agent pursuant to Section 9.06(c) of the Credit Agreement. The execution of this Agreement by [the Borrower and] the Administrative Agent is evidence of this consent. Pursuant to Section 9.06(c) the Borrower agrees to execute and deliver a Note, if required by the Assignee, payable to the order of the Assignee to evidence the assignment and assumption provided for herein.

SECTION 5. Non-reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of the Borrower, or the validity and enforceability of the obligations of the Borrower in respect of the Credit Agreement or any Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrower.

SECTION 6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[2]	Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

SECTION 7. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 8. Administrative Questionnaire. Attached is an Administrative Questionnaire duly completed by the Assignee.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

[DUKE ENERGY CORPORATION]

By:
Name:
Title:

THE BANK OF NOVA SCOTIA, as Administrative Agent

By:
Name:
Title:

I-4